NEITHER THIS NOTE NOR ANY OF THE SECURITIES UNDERLYING THE WARRANTS ISSUABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  NO SALE TRANSFER, PLEDGE OR ASSIGNMENT OF THIS NOTE OR OF THE SECURITIES ISSUABLE UPON EXERCISE SHALL BE VALID OR EFFECTIVE UNLESS (A) SUCH TRANSFER IS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR (B) THE HOLDER SHALL DELIVER TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAW.

[Date]

$_____________
Loan _____

SMARTE SOLUTIONS, INC.

SUBORDINATED PROMISSORY NOTE

Smarte Solutions, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [Holder Name] or registered assigns (the “Holder”) on or before the first anniversary of the date indicated above (the “Maturity Date”), at the principal offices of the Company the principal sum of $_______ in cash, 5% of the principal amount in Warrants, and 10% annual interest on such principal amount in cash until the Company’s obligation with respect to the payment of such principal sum shall be discharged as herein provided.  Interest shall accrue and be payable in cash.  This Note is being issued pursuant to the terms of a Bridge Loan Agreement by and between the Company and the Holder (the “Bridge Loan Agreement”).

1.

Subordination.  By accepting this Note, the Holder agrees that all payments on account of the indebtedness, liabilities and other obligations of the Company to the Holder, including, without limitation, all amounts of principal, interest accrued hereon, and all other amounts payable by the Company to the Holder under this Note or in connection herewith, shall be subordinated and subject in right of payment, to the extent and manner set forth herein, to the prior payment in full in cash or cash equivalents of indebtedness of the Company, whether now existing or arising in the future, under; (i) equipment lease financings and conventional bank credit agreements or lines of credit, (ii) trade payables or accounts payable of any kind incurred in the ordinary course of operating the Company’s business, (iii) payroll or other obligations to Company employees, agents, contractors or the like incurred in the ordinary course of operating the Company’s business, and (iv) other Company obligations incurred in the ordinary course of operating the Company’s business.

2.

Prepayment.  The principal amount of this Note may be prepaid by the Company, in whole or in part without premium or penalty, at any time prior to the Maturity Date.  Upon any prepayment of the entire principal amount of this Note, all accrued but unpaid interest shall be paid to the Holder on the date of prepayment.

3.

Use of Proceeds.  The proceeds of this Note shall be used for general working capital purposes and for repayment of; (i) an outstanding Promissory Note in the amount of $175,000 to an officer in the Company, and (ii) an outstanding Promissory Note in the amount of $100,000 to a current Shareholder of the Company.

4.

Warrant.  Concurrent with the issuance of the Note, the Company will issue to the Holder a warrant (the “Warrant”) equal to 5% of the principal amount of the Note to purchase securities in the Company, pursuant to the terms of the Warrant.

5.

Usury.  All agreements between the Company and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to The Company.  In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law.  The terms and provisions of this Section 5 shall control and supersede every other conflicting provision of all agreements between the Company and the Holder.

6.

Bridge Loan.  This Note is one of a series of Notes of the Company issued from time to time on or after the date hereof and prior to the Public Offering (the “Bridge Loans”) evidencing indebtedness incurred by the Company for interim financing provided to the Company prior to the consummation of the Public Offering.  This Note and the other Bridge Loans shall rank pari passu as to the payment of principal and interest.  The Holder agrees that any payments or prepayments to the Holder and to the holders of the other Bridge Loans, whether principal, interest or otherwise, shall be made pro rata among the Holder and the other holders of the Bridge Loans based upon the aggregate unpaid principal amount of this Note and the other Bridge Loans.  By accepting this Note, the Holder agrees that if the Holder or any other holder of a Bridge Loan obtains any payments (whether voluntary, involuntary, by prepayment, set-off or otherwise) of the principal or interest on this Note or any other Bridge Loan, the Holder or such holder shall purchase from the other holders of Bridge Loans such participation in such Bridge Loans held by them as is necessary to cause all such holders to share the excess payment ratably among each of them as provided in this Section 6.  None of the Bridge Loans nor any term thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the holders of Bridge Loans representing 50% of the outstanding principal amounts under the Bridge Loans, and any such amendment, waiver, discharge or termination shall be binding on all of the holders of Bridge Loans.

7.

Miscellaneous.

(a)

This Note has been issued by the Company pursuant to authorization of the Board of Directors of the Company.

(b)

The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever and the Company shall not be affected by any notice to the contrary.  Subject to the limitations set forth herein and in the Bridge Loan Agreement, the registered owner of this Note shall have the right to transfer this Note by assignment, and the transferee thereof shall, upon his or her registration as owner of this Note, become vested with all the powers and rights of the transferor.  Registration of any new owners shall take place upon presentation of this Note to the Company at its principal offices, together with a duly authenticated assignment.  In case of transfer by operation of law, the transferee agrees to notify the Company of such transfer and of his or her address, and to submit appropriate evidence regarding the transfer so that this Note may be registered in the name of the transferee.  This Note is transferable only on the books of the Company.  Notice sent to any registered owner shall be effective as against all the Holders or transferees of the Note not registered at the time of sending the communication.

(c)

The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, whether at law or in equity, and the rights of the Holder are limited to those expressed in this Note.

(d)

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(e)

No recourse shall be had for the payment of the principal of this Note against any incorporator or any past, present or future stockholder, officer, director, agent or attorney of the Company, or of any successor corporation, either directly or through the Company or any successor corporation, all such liability of the incorporators, stockholders, officers, directors, attorneys and agents being waived, released and surrendered by the Holder hereof by the acceptance of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be issued in its name by its Chief Executive Officer on the date first set forth above.

SMARTE SOLUTIONS, INC.

By: /s/ BALA VISHWANATH

Name: Bala Vishwanath, CEO

                                    SUBORDINATED PROMISSORY NOTE HOLDERS
Name	Date	Amount	Warrants	Warrant Exp	Warrant Value
Scott McAllister	6/28/04	$75,000.00	10500	6/28/05	$5,250.00
Jerry D. Simmons	6/28/04	$50,000.00	7000	6/28/05	$3,500.00
Randy Weiss	6/29/04	$150,000.00	21000	6/29/05	$10,500.00
Shelly & Shane Phillips	6/30/04	$25,000.00	3500	6/30/05	$1,750.00
Alice & Don Frenk	6/30/04	$27,000.00	3780	6/30/05	$1,890.00
John B. Hall	6/30/04	$25,000.00	3500	6/30/05	$1,750.00
Michael J. Blackwell	7/6/04	$50,000.00	7000	7/6/05	$3,500.00
Gregory Brown	7/7/04	$30,000.00	4200	7/7/05	$2,100.00
Agincourt, LLC	7/7/04	$100,000.00	14000	7/7/05	$7,000.00
Renata I. Krajnik	7/7/04	$10,000.00	1400	7/7/05	$700.00
Tracy Sharp	7/7/04	$40,000.00	5600	7/7/05	$2,800.00
Charles M. Gray	7/8/04	$50,000.00	7000	7/8/05	$3,500.00
Peter John Bagnall	7/8/04	$25,000.00	3500	7/8/05	$1,750.00
Azar Computer	7/9/04	$25,000.00	3500	7/9/05	$1,750.00
Thomas G. Reagan	7/9/04	$50,000.00	7000	7/9/05	$3,500.00
Judith Eifert Beck	7/9/04	$25,000.00	3500	7/9/05	$1,750.00
Richard Gift	7/9/04	$25,000.00	3500	7/9/05	$1,750.00
Greg Sparks	7/9/04	$75,000.00	10500	7/9/05	$5,250.00
Paul Foreman	7/14/04	$100,000.00	14000	7/14/05	$7,000.00
Ron Bowling	7/16/04	$50,000.00	7000	7/16/05	$3,500.00
Sherry Ellenbogen	7/19/04	$50,000.00	7000	7/19/05	$3,500.00
Mary Ann Thompson Frenk F Trust	7/21/04	$500,000.00	70000	7/21/05	$35,000.00
Carl Kleimann	7/22/04	$10,000.00	1400	7/22/05	$700.00
Odyssey Marketing Group	7/22/04	$50,000.00	7000	7/22/05	$3,500.00
Dorchie Ferrell	7/22/04	$50,000.00	7000	7/22/05	$3,500.00
Wayne Parkman	7/27/04	$75,000.00	10500	7/27/05	$5,250.00
Sue Hardy	7/27/04	$25,000.00	3500	7/27/05	$1,750.00
Sequel Properties	7/28/04	$100,000.00	14000	7/28/05	$7,000.00
Gregory Wolski	7/29/04	$10,000.00	1400	7/29/05	$700.00
Ali Gallagher	8/3/04	$100,000.00	14000	8/3/05	$7,000.00
Celia Martin	8/3/04	$20,000.00	2800	8/3/05	$1,400.00
Richard L. Hunter, Jr	8/3/04	$50,000.00	7000	8/3/05	$3,500.00
Michael & Kimberly Kline	8/5/04	$25,000.00	3500	8/5/05	$1,750.00
Michael Mcauliffe	8/5/04	$38,822.29	5436	8/5/05	$2,718.00
Chanan Seneewongs	8/6/04	$25,000.00	3500	8/6/05	$1,750.00
Vicki Frenk	8/9/04	$10,000.00	1400	8/9/05	$700.00
William & Elizabeth Race	8/11/04	$25,000.00	3500	8/11/05	$1,750.00
Kevin McAuliffe	8/13/04	$24,684.80	3456	8/13/05	$1,728.00
Timothy Glass	8/13/04	$15,000.00	2100	8/13/05	$1,050.00
M. Marcus Malinak	8/17/04	$19,343.05	2709	8/17/05	$1,354.50
Eric Sutherland	8/19/04	$25,000.00	3500	8/19/05	$1,750.00
Michael Craddock	8/20/04	$50,000.00	7000	8/20/05	$3,500.00
Bob Allison	8/23/04	$100,000.00	14000	8/23/05	$7,000.00
Manuel Coats	8/24/04	$25,000.00	3500	8/24/05	$1,750.00
TOTAL		$2,429,850.14	340181		$170,090.50